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SEPTEMBER 7, 1989, AS AMENDED JULY 1, 1993

                               INVESTMENT ADVISORY

                                    CONTRACT

BURNHAM ASSET MANAGEMENT CORPORATION
1345 Avenue of the Americas
New York, NY 10105

Gentlemen:

               The undersigned, The Burnham Fund Inc., a Maryland corporation (the "Fund"), is an investment company registered under the Investment Company Act of 1940 ("1940 Act"). The Fund invests and reinvests its assets in a portfolio of securities and investments. The Fund hereby engages you to act as its Investment Adviser and financial agent, subject to the terms and conditions herein set forth.

SECTION 1.     INVESTMENT ADVISORY SERVICES.

               You shall use your staff and other facilities to conduct and maintain a continuous review of the Fund's portfolio of securities and investments, and shall from time to time recommend to the Fund what securities, in your opinion, should be purchased or sold by the Fund, what portion of the assets of the Fund should remain uninvested, and the extent to which the Fund should lend its securities and otherwise use its investment powers. In conducting such review and making such recommendations, you shall be guided by the Fund's investment policy as delineated and limited by the statements contained in documents filed with the Securities and Exchange Commission as amended from time to time, by policies adopted by the Board of Directors, and by the provisions of the 1940 Act and the rules promulgated thereunder, so that at all times the Fund shall be in compliance with its policies and the 1940 Act. The Fund agrees to supply you with copies of all such documents and to notify you of any changes in its investment policies and restrictions.

               In rendering such investment advisory services to the Fund pursuant to this Agreement, you may employ, retain or otherwise avail yourself of the services or facilities of other persons or organizations, for the purpose of providing you or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as you may deem necessary, appropriate or convenient for the discharge of your obligations hereunder or otherwise helpful to the Fund or in the discharge of your over-all responsibilities with respect to the other accounts which you or your affiliates serve as investment adviser.

               You and any person performing executive, administrative or trading functions for the Fund, whose services were made available to the Fund by you, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities to cause the Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if you or such person determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or your or such person's overall responsibilities with respect to the accounts as to which you or such person exercise investment discretion (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934).




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SECTION 2.     RESUMES AND REPORTS, ETC.

               You shall maintain a continuous record of all the investments and securities which comprise the Fund's portfolio and shall furnish to the Board of Directors of the Fund (the "Board)'), at its regularly scheduled meetings, and at such other times as the Board may reasonably request, a resume of the portfolio and report on all matters pertaining to your services as Investment Adviser and financial agent hereunder. In addition, you shall furnish the Fund with such reports and other data as the Board shall request, including, without being limited to, industry surveys, news of recent developments, statistical data, and such other information as may keep the Board properly informed on developments relating to the Fund's portfolio, or similar data relating to securities which you recommend for inclusion in the portfolio of the Fund.

SECTION 3.     DUTIES AS FINANCIAL AGENT OF THE FUND.

               You shall keep the books and financial records of the Fund in accordance with Section 31 under the 1940 Act and the rules and regulations promulgated thereunder, and, on behalf of the Fund, you shall compute the net asset value of the Fund's shares (in accordance with the By-Laws of the Fund as from time to time amended and the instructions of the Board pursuant thereto), and shall perform such other services as are reasonably incidental to the foregoing duties. You shall furnish to the Fund and the Distributor any statements with respect to the net asset value of the Fund and the net asset value per share, at such times, and in such forms, as the Fund may prescribe.

SECTION 4.     ADDITIONAL SERVICES TO BE FURNISHED.

               When and if the Board so requests, you shall furnish the Fund with the services of and shall pay the compensation of the officers and employees of the Fund and of a person or persons satisfactory to the Fund whose duties shall include (except for the legal and auditing aspects thereof) the supervision of the Fund's financial statements and reports, the preparation of reports to shareholders and others, registration statements, prospectuses, and any other statements required by regulatory authorities of the United States, or states thereof in which the Fund has qualified or undertakes to qualify its shares for sale. In addition, you shall furnish to the Fund office space reasonably suited to its operations.

               It is the intent of this contract that through your staff you shall supply such services as are deemed by the Board to be necessary or desirable and proper for the continuous operation of the Fund, except those services rendered by the Board and the officers, and those services customarily performed by the custodian, distributor, transfer agent and registrar, dividend disbursing agent, independent accountants, any broker or dealer and legal counsel.

SECTION 5.     MULTIPLE CAPACITIES.

               Nothing contained in this contract shall be deemed to prohibit you from acting, and being separately compensated from acting, in one or more capacities on behalf of the Fund including, but not limited to, the capacities of broker and distributor. The Fund understands that you may act as investment adviser or in other capacities as aforesaid on behalf of other investment companies and customers. While information and recommendations you supply to the Fund shall in your judgment be appropriate under the circumstances and in light of the investment objectives of the Fund, they may be different from the information and recommendations you supply to other investment companies and customers. You shall give the Fund equitable treatment under the circumstances in supplying information, recommendations and any other services requested of you, but you shall not be required to give preferential treatment to the Fund as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Fund, you shall maintain the appropriate separate accounts and records for each such capacity. All information and advice supplied by you to the Fund hereunder shall be for its own use exclusively.

SECTION 6.     PAYMENT OF EXPENSES.

               You shall assume and pay all of your own costs and expenses under this contract. The Fund shall assume and pay, or reimburse you for, all expenses incurred in the operation of the Fund (to the extent not allocable to you hereunder) including, without limitation, taxes, brokerage commissions, expenses of printing and mailing communications to the Fund's shareholders, and the fees of the Fund's custodian, transfer agent and registrar, dividend disbursing agent, directors not affiliated with you, independent accountants and legal counsel.

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SECTION 7.     COMPENSATION FOR SERVICES.

               Except as provided below, you shall receive such compensation for your services as is provided for in this Section, and such payments shall be the only compensation to which you shall be entitled under this contract. However, nothing herein shall preclude you or your affiliates from executing brokerage transactions for the Fund, charging the Fund brokerage commissions therefor and deriving profit therefrom, provided such payments to you by the Fund are considered and approved at each annual continuation hereof required by the 1940 Act and Section 10 below.

               Subject to the provisions for reduction in the paragraph below, the Fund will pay to you, on the last day in each month on which the Fund's net asset value per share is computed for purposes of sale, repurchase and redemption of Fund shares, a monthly fee at an annual rate of .625% on the average net asset value of the Fund during such month. The average net asset value for the month shall be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

               The advisory fee as described in the preceding paragraph shall be reduced in each fiscal year of the Fund to the extent necessary to comply with any securities regulations in force in states in which the distributor of the Fund shall have elected to qualify shares of the Fund for sale from time to time. Reductions shall be made at the time of each monthly payment on an estimated basis if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any fiscal year. You shall promptly refund any amount therefor paid in excess of the fee determined to be due for such year.

               If this contract shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, your compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

SECTION 8.     LIABILITY OF THE INVESTMENT ADVISER, ETC.

               You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties or by your reckless disregard of your obligations under this contract, and nothing herein shall protect you against any such liability to the Fund or its security holders. You shall not be liable for the acts and omissions of any agent employed by you, nor for those of any bank, trust company, broker or other person with whom or into whose hands any moneys, shares of the Fund or securities and investments may be deposited or come, pursuant to the provisions of this contract. You shall not be liable for any defect in title of any property acquired, nor for any loss unless it shall occur through your own willful default. Subject to the first sentence of this section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel provided such counsel is satisfactory to the Fund.

SECTION 9.     TERMINATION OF CONTRACT, ASSIGNMENT, ETC.

               This contract may be terminated at any time without the payment of any penalty upon 60 days' written notice by the terminating party to the other party, by you or by the Fund acting pursuant to a resolution adopted by the Board, or by the vote of the holders of the lesser of (1) 67% of the Fund's voting shares present at a meeting if the holders of more than 50% of the outstanding shares are present in person or by proxy, or (2) more than 50% of the outstanding shares of the Fund.

               This contract shall automatically terminate in the event of its assignment. Termination shall not affect rights of the parties which have accrued prior thereto.

SECTION 10.    DURATION OF CONTRACT.

               Unless sooner terminated, this contract shall continue in effect for two years, and thereafter until terminated, provided that the continuation of the contract and the terms thereof are specifically approved annually in accordance with the requirements of the 1940 Act by a majority of the Fund's Directors, including a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.



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SECTION 11.    DEFINITION.

               The terms "assignment" and interested person" when used in this contract shall have the meanings given such terms in the 1940 Act.

SECTION 12.    CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

               This contract shall be subject to all applicable provisions of law, including, without being limited to the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

SECTION 13.    EFFECTIVE DATE.

               This contract is effective upon such date on or after its initial approval in accordance with the 1940 Act as may be agreed by the parties hereto consistent with the 1940 Act.

Very truly yours,

THE BURNHAM FUND INC.
PAUL J. FERGUSON

By:

MICHAEL E. BARNA

ATTEST

Accepted:

BURNHAM ASSET MANAGEMENT CORPORATION
OSKAR P. LEWNOWSKI

Attest:
MICHAEL E. BARNA

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